As filed with the Securities and Exchange Commission on August 4, 2017

Registration No. 333-_________

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

FLUSHING FINANCIAL CORPORATION

(Exact Name of Registrant as Specified in Its Charter)

Delaware (State or Other Jurisdiction of Incorporation or Organization)	11-3209278 (I.R.S. Employer Identification No.)

220 RXR Plaza

Uniondale, New York 11556

(Address of Principal Executive Offices)

2014 Omnibus Incentive Plan

Flushing Bank 401(k) Savings Plan

(Full Title of the Plan)

John R. Buran

President and Chief Executive Officer

Flushing Financial Corporation

220 RXR Plaza

Uniondale, New York 11556

(718) 512-2704

(Name, Address, and Telephone Number of Agent For Service)

Copies of all communications to:

Gary J. Simon, Esq.

Hughes Hubbard & Reed, LLP

One Battery Park Plaza

New York, NY 10004

212-837-6000

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☐	Accelerated filer ☒
Non-accelerated filer ☐ (Do not check if a smaller reporting company)	Smaller reporting company ☐ Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

CALCULATION OF REGISTRATION FEE

Title of Securities To be Registered	Amount to be Registered (1)	Proposed Maximum Offering Price Per Share (2)	Proposed Maximum Aggregate Offering Price (2)	Amount of Registration Fee
2014 Omnibus Incentive Plan Common Stock, par value $0.01 per share	672,000 shares	$28.70	$19,286,400	$2,235.29
Flushing Bank 401(k) Savings Plan Common Stock, par value $0.01 per share	600,000 shares	$28.70	$17,220,000	$1,995.80
Aggregate amount to be registered	1,272,000 shares			$4,231.09
(1)	Pursuant to Rule 416(c) under the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement also relates to such indeterminate number of additional shares as may be issuable pursuant to stock splits, stock dividends, or similar transactions.
(2)	The proposed maximum offering price per share of Common Stock and the proposed maximum aggregate offering price are calculated solely for the purpose of determining the registration fee pursuant to Rule 457(h) under the Securities Act based on a price of $28.70 per share, which is the average of the high and low sales prices of the Common Stock on August 1, 2017 on the Nasdaq Global Select Market.

2

PART II
INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference

The following documents filed by Flushing Financial Corporation (the “Company”) under the Securities Exchange Act of 1934 (the “Exchange Act”) are incorporated herein by reference:

(a)	the Company’s Annual Report on Form 10-K for the year ended December 31, 2016;

(b)	the Company’s Quarterly Reports on Form 10-Q for the quarters ended March 31 and June 30, 2017, respectively;

(c)	the Company’s Current Reports on Form 8-K filed January 10, June 1 and June 27, 2017, respectively;

(d)	the description of the Company’s Common Stock, par value $0.01 per share, contained in the Company’s registration statement therefor and subsequent amendments thereof or reports filed for the purpose of updating that description; and

(e)	the Company’s Annual Report on Form 11-K of the Flushing Bank 401(k) Savings Plan for the year ended December 31, 2016.

All documents filed by the Company pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act after the date of this Registration Statement and prior to the filing of a post-effective amendment which indicates that all securities offered hereby have been sold or which deregisters securities then remaining unsold, shall be deemed to be incorporated by reference in this Registration Statement and to be a part hereof from the date of the filing of such documents.

Any statement contained in a document incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained in a subsequently filed document which is also incorporated by reference herein modifies or supersedes such statement.

Item 4. Description of Securities

Not applicable.

Item 5. Interests of Named Experts and Counsel

Not applicable.

Item 6. Indemnification of Directors and Officers

Section 145 of the Delaware General Corporation Law (“DGCL”) empowers a Delaware corporation to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation) by reason of the fact that such person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding if such person acted in good faith and in a manner such person reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his or her conduct was unlawful. Similar indemnification is authorized for such person against expenses (including attorneys’ fees) actually and reasonably incurred in connection with the defense or settlement of any threatened, pending or completed action or suit by or in the right of the corporation if such person acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the corporation, and provided further that (unless a court of competent jurisdiction otherwise provides) he shall not have been adjudged liable to the corporation. Any such indemnification (unless ordered by a court) may be made by the corporation only as authorized in each specific case by the corporation upon a determination that indemnification of the present or former director, officer, employee or agent is proper because such person has met the applicable standard of conduct, which indemnification shall be made in the case of a director or officer at the time of the determination by the shareholders, a majority vote of disinterested directors, a committee of disinterested directors or by independent legal counsel in a written opinion, if there are no such directors or if such directors so direct.

Section 145 of the DGCL also authorizes a corporation to pay the expenses (including attorneys’ fees) incurred by an officer or director in defending any such proceedings in advance of their final disposition. Such advance payment of expenses, however, may be made only upon delivery to the corporation by the indemnified party of an undertaking to repay all amounts so advanced if it shall ultimately be determined that the person receiving such payments is not entitled to be indemnified pursuant to Section 145 of the DGCL. The DGCL also provides that its provisions regarding indemnification and advancement of expenses are not exclusive of other rights which may be provided by bylaw, agreement, or otherwise.

Section 145 of the DGCL further authorizes a corporation to purchase and maintain insurance, at its expense, on behalf of any person who is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation or enterprise, against any liability asserted against or incurred by such person in any such capacity, or arising out of such status, whether or not the corporation would otherwise have the power to indemnify such person against such liability under Section 145 of the DGCL.

Article TENTH of the Company’s Certificate of Incorporation limits the personal liability of directors in specified circumstances and sets forth circumstances under which directors, officers, employees and agents of the Company may be indemnified against liability which they incur in their capacities as such. Article TENTH provides as follows:

TENTH.

(A) No director of the Corporation shall be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (i) for any breach of the director’s duty of loyalty to the Corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the Delaware General Corporation Law, or (iv) for any transaction from which the director derived an improper personal benefit. If the Delaware General Corporation Law is amended after the date of this Certificate of Incorporation to authorize corporate action further eliminating or limiting the personal liability of directors, then the liability of a director of the Corporation shall be eliminated or limited to the fullest extent permitted by the Delaware General Corporation law, as so amended.

(B) The Corporation shall indemnify to the fullest extent permitted by the laws of the State of Delaware as from time to time in effect any person who was or is a party or is threatened to be made a party to, or otherwise requires representation by counsel in connection with, any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, including an action by or in the right of the Corporation (a “Proceeding”), by reason of the fact that such person is or was a director or officer of the Corporation, or, while serving as a director or officer of the Corporation, is or was serving, in any capacity, at the request of the Corporation, any other corporation, partnership, joint venture, trust, association or other enterprise, including service with respect to an employee benefit plan, or by reason of any action alleged to have been taken or omitted in such capacity, against judgments, fines, penalties, amounts paid in settlement, and expenses (including attorneys’ fees and expenses, expenses and cost of investigations, and expenses of enforcement of such person’s rights under this Article TENTH) incurred by such person in connection with such Proceeding; provided, however, that no such indemnification shall be required for amounts paid in any settlement or other nonadjudicated disposition of any Proceeding unless the Board of Directors of the Corporation has given its prior consent to such settlement or disposition.

(C) The right to indemnification conferred by this Article TENTH shall also include the right of such persons to be paid in advance by the Corporation for their expenses to the full extent permitted by the laws of the State of Delaware as from time to time in effect. The right to indemnification conferred on such persons by this Article TENTH shall be a contract right and shall inure to the benefit of the indemnitee’s heirs, executors and administrators.

(D) The Corporation may, to the extent authorized from time to time by the Board of Directors, indemnify to the fullest extent permitted by the laws of the State of Delaware as from time to time in effect any person who was or is party or is threatened to be made a party to, or otherwise requires representation by counsel in connection with, any Proceeding, by reason of the fact that such person is or was an employee (other than an officer) or agent of the Corporation, or is or was serving at the request of the Corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, including service with respect to an employee benefit plan, or by reason of any action alleged to have been taken or omitted in such capacity.

The rights and authority conferred in this Article TENTH shall not be exclusive of any other right which any person may have or hereafter acquire under any statute, provision of this Certificate of Incorporation or the By-Laws of the Corporation, agreement, vote of stockholders or disinterested directors or otherwise.

Notwithstanding anything to the contrary contained in this Article TENTH, the Corporation shall not indemnify any person in connection with any Proceeding initiated by such person against any other person or entity other than the Corporation or any Subsidiary unless such Proceeding was authorized by the Board of Directors of the Corporation.

Neither the amendment nor repeal of this Article TENTH, nor the adoption of any provision of the Certificate of Incorporation or By-Laws or of any statute inconsistent with this Article TENTH, shall eliminate or reduce the effect of this Article TENTH in respect of any acts or omissions occurring prior to such amendment, repeal or adoption of an inconsistent provision.

The Company has entered into Indemnity Agreements with each of its directors and executive officers, which provide for mandatory indemnification for each such person to the full extent permitted by law against judgments, fines, amounts paid in settlement in connection with any claim arising out of such person’s service to the Company unless he was adjudicated to have acted in bad faith, deliberate dishonesty or for personal gain. The agreements provide for advancement of expenses and specify procedures for determining entitlement to indemnification in a particular case.

The Company maintains insurance coverage under which the Company’s officers and directors (as well as the Company) are indemnified under certain circumstances with respect to litigation and other costs and liabilities arising out of actual or alleged misconduct of such officers and directors.

Item 7. Exemption from Registration Claimed

Not applicable.

Item 8. Exhibits

See Exhibit Index.

Item 9. Undertakings

(a)	The undersigned registrant hereby undertakes:

(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i)	To include any prospectus required by section 10(a)(3) of the Securities Act;

(ii)	To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement;

(iii)	To include any material information with respect to the plan of distribution not disclosed previously in the Registration Statement or any material change to such information in the Registration Statement;

Provided however, that paragraphs (a)(1)(i) and (a)(1)(ii) of this section do not apply if the registration statement is on Form S-8, and the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Securities and Exchange Commission by the registrant pursuant to section 13 or section 15(d) of the Exchange Act that are incorporated by reference in the Registration Statement.

(2)	That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b)	The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Company’s annual report pursuant to section 13(a) or section 15(d) of the Exchange Act (and, where applicable, each filing of the Flushing Bank 401(k) Savings Plan’s annual report pursuant to section 15(d) of the Exchange Act) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)	Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Company certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Uniondale, New York, on August 4, 2017.

FLUSHING FINANCIAL CORPORATION

By:	/s/ Susan K. Cullen
	Name:	Susan K. Cullen
	Title:	Senior Executive Vice President, Treasurer and Chief Financial Officer

Pursuant to the requirements of the Securities Act of 1933, the Flushing Bank 401(k) Savings Plan administrator has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Uniondale, New York, on August 4, 2017.

FLUSHING BANK 401(K) SAVINGS PLAN

By:	/s/ Susan K. Cullen
	Name:	Susan K. Cullen
	Title:	Plan Administrator

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities indicated. In addition, we the undersigned directors and officers of the Company hereby severally constitute and appoint John R. Buran, Susan K. Cullen and Maria A. Grasso, as our true and lawful attorney and agent, to do any and all things in our names in the capacities indicated below which he or she may deem necessary or advisable to enable the Company to comply with the Securities Act of 1933, as amended, and any rules, regulations and requirements of the Securities and Exchange Commission, including specifically, but not limited to, power and authority to sign for us in our names in the capacities indicated below the registration statement and any and all amendments (including post-effective amendments) thereto; and we hereby approve, ratify and confirm all that he or she shall do or cause to be done by virtue thereof.

Name	Capacity	Date

/s/ Alfred A. DelliBovi	Chairman of the Board	July 25, 2017
Alfred A. DelliBovi

/s/ John R. Buran	President, Chief Executive Officer and Director	July 25, 2017
John R. Buran
/s/ Susan K. Cullen	Senior Executive Vice President, Treasurer and Chief Financial Officer	July 25, 2017
Susan K. Cullen

/s/ James D. Bennett	Director	July 25, 2017
James D. Bennett

/s/ Steven J. D’Iorio	Director	July 25, 2017
Steven J. D’Iorio

Name	Capacity	Date

/s/ Louis C. Grassi	Director	July 25, 2017
Louis C. Grassi

/s/ Thomas S. Gulotta	Director	July 25, 2017
Thomas S. Gulotta

/s/ Sam S. Han	Director	July 25, 2017
Sam S. Han

/s/ John J. McCabe	Director	July 25, 2017
John J. McCabe

/s/ Donna M. O’Brien	Director	July 25, 2017
Donna M. O’Brien

/s/ John E. Roe, Sr.	Director	July 25, 2017
John E. Roe, Sr.

/s/ Michael J. Russo	Director	July 25, 2017
Michael J. Russo

/s/ Caren C. Yoh	Director	July 25, 2017
Caren C. Yoh

EXHIBIT INDEX

Exhibit No.	Description

4.1

Certificate of Incorporation of Flushing Financial Corporation (incorporated by reference to Exhibit 3.1 to the Company’s Registration Statement on Form S-1, filed September 1, 1995 Registration No. 33-96488)

4.2

Certificate of Amendment to Certificate of Incorporation of Flushing Financial Corporation (incorporated by reference to Exhibit 4.2 to the Company’s Registration Statement on Form S-8 filed May 31, 2002)

4.3	Certificate of Amendment to Certificate of Incorporation of Flushing Financial Corporation (incorporated by reference to Exhibit 3.3 to Form 10-K filed March 15, 2012)

4.4	Amended and Restated By-Laws of Flushing Financial Corporation (incorporated by reference to Exhibit 3.6 to Form 10-Q filed August 11, 2014)

5.1	Opinion of Hughes Hubbard & Reed LLP

23.1	Consent of BDO USA, LLP

23.2	Consent of Grant Thornton LLP

23.3	Consent of BDO USA, LLP

23.4	Consent of Hughes Hubbard & Reed LLP (contained in Exhibit 5.1)

24.1	Powers of Attorney (contained on the signature page hereof)

99.1	2014 Omnibus Incentive Plan, as amended through May 31, 2017 (incorporated by reference to Exhibit 10.1 to Form 10-Q filed August 4, 2017)

99.2	Flushing Bank 401(k) Savings Plan